Exhibit 99.1

Nortek Reports 9% Sales Growth in Second Quarter
Performance Led by 44% Higher Sales in Commercial Air Solutions Segment
Providence, RI, August 9, 2012 - Nortek, Inc. (Nasdaq: NTK), a global diversified company with leading brands and innovative, technology-driven products and solutions for residential and commercial applications, today announced financial results for the three months ended June 30, 2012.
Second Quarter 2012 Highlights

•	Net sales increased 9% in the second quarter of 2012 to $615.7 million from $564.9 million in the second quarter of 2011.

•	Gross margin increased to 29.8% in the second quarter of 2012 from 27.0% in the same quarter a year earlier.

•
Selling, general and administrative expense (SG&A) decreased by $2.0 million in the second quarter of 2012 to $119.1 million from $121.1 million a year earlier. As a percentage of net sales, SG&A expense decreased to 19.3% from 21.4% in the second quarter of 2011.

•	Depreciation and amortization expense for the second quarter of 2012 was $20.7 million, compared with $20.9 million in the same quarter a year earlier.

•	Operating earnings more than doubled to $53.7 million from $20.8 million in the second quarter of 2011.

•	Net earnings for the second quarter of 2012 were $18.5 million, or $1.19 per diluted share, compared with a net loss for the second quarter of 2011 of $31.9 million, or $2.11 loss per share.

•	As of June 30, 2012, Nortek had $60.5 million of unrestricted cash and cash equivalents and $12 million of outstanding debt under its revolving credit facility.
Reporting Segments
Beginning with the second quarter of 2012, Nortek has changed its reporting segments to represent its current business activities. The Company is reporting its results in five newly aligned segments: Residential Ventilation, Technology Solutions, Display Mount Solutions, Residential Heating and Cooling, and Commercial Air Solutions. A full description of the new segments is available in the Company's Form 10-Q filed with the Securities and Exchange Commission.
Management Comments
“Led by our Commercial Air Solutions segment, we delivered strong results in the second quarter,” said President and Chief Executive Officer Michael J. Clarke. “Although the recovery in our end markets has been less than robust, we delivered a 9% increase in net sales by capitalizing on growth opportunities, particularly in the commercial and institutional sectors. We also continued to improve operating performance and margins. At the same time, we further improved our cash conversion cycle, generated positive cash flow from operations, and reduced our debt.”

“Sales in our Commercial Air Solutions segment grew 44% from the second quarter of 2011, partly due to certain orders being pulled forward at the customer's request,” said Clarke. “Reflecting the modest pace of recovery in the residential housing sector, sales in our Residential Ventilation and Technology Solutions segments were down slightly year-over-year, while our Residential Heating and Cooling business delivered 5% growth. Sales in our Display Mount Solutions segment grew 4%, driven by new product innovations.”

“Higher sales volumes and operational improvements enabled us to expand our margins during the quarter,” Clarke said. “For example, in our Residential Ventilation segment, the restructuring of our European range hood business began yielding operational benefits. We also introduced a number of internal operational improvement initiatives aimed at capturing additional synergies. We expect to further invest in these enterprise-wide initiatives going forward.”

“While we expect residential and nonresidential construction activity to be slightly greater than the levels experienced in 2011, we are cautious about the outlook for the remainder of the year,” said Clarke. “Nonetheless, we believe that we can continue to make operational and financial progress in this environment.”
Second Quarter Conference Call Details
Nortek has scheduled a conference call to review its results for the second quarter of 2012 tomorrow, August 10, 2012, at 10:00

a.m. ET. Those who wish to listen to the conference call webcast should visit the Investor Relations section of the Company's website at www.nortekinc.com. The live call also can be accessed by dialing (877) 709-8155 or (201) 689-8881 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the Company's website.
About Nortek
Nortek* is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. The Company's broad array of offerings includes audio/video and security solutions, digital display mounting solutions, ventilation products such as range hoods and bathroom fans, heating and cooling products, and air management systems.
*As used herein, the term "Nortek" refers to Nortek, Inc., together with its subsidiaries, unless the context indicates otherwise.  This term is used for convenience only and is not intended as a precise description of any of the separate corporations, each of which manages its own affairs.
Safe Harbor Statement
In this press release, we discuss and analyze the results of operations and financial condition of Nortek, Inc. and its wholly-owned subsidiaries. In addition to historical information, we also make statements relating to the future, called “forward-looking” statements, which are provided under the “safe harbor” protection of the U.S. Private Securities Litigation Reform Act of 1995. When used in this press release, words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "intend," "may," "plan," "potential," "project," "should," or "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are based on Nortek's current plans and expectations and involve risks and uncertainties, over which we have no control, that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Such statements are based on our current expectations and could be affected by uncertainties and “risk factors” described in our Annual Report on Form 10-K for the most recent fiscal year. In particular, important factors impacting such forward-looking statements include the availability and cost of certain raw materials (including, among others, steel, copper, packaging materials, plastics, resins, glass, wood and aluminum) and purchased components, freight costs, the level of domestic and foreign construction and remodeling activity affecting residential and commercial markets, interest rates, employment levels, inflation, foreign currency fluctuations, consumer spending levels, exposure to foreign economies, the rate of sales growth, prices, and product and warranty liability claims. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Nortek undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. For further information, readers are urged to carefully review and consider the reports and filings of Nortek with the Securities and Exchange Commission including the description of "risk factors" set forth under IA in our Annual Report on Form 10-K, as updated on subsequent quarterly reports on Form 10-Q.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

	For the second quarter ended
	June 30, 2012	July 2, 2011
	(Dollar amounts in millions, except per share data)

Net Sales	$615.7	$564.9
Cost of products sold	431.9	412.1
Gross profit	183.8	152.8
Selling, general and administrative expense, net	119.1	121.1
Amortization of intangible assets	11.0	10.9
Operating earnings	53.7	20.8
Interest expense	(24.0)	(27.1)
Loss from debt retirement	—	(33.8)
Investment income	0.1	0.1
Earnings (loss) before provision (benefit) for income taxes	29.8	(40.0)
Provision (benefit) for income taxes	11.3	(8.1)
Net earnings (loss)	$18.5	$(31.9)

Basic earnings (loss) per share	$1.22	$(2.11)

Diluted earnings (loss) per share	$1.19	$(2.11)

Weighted Average Common Shares:
Basic	15,133,699	15,127,265
Diluted	15,522,641	15,127,265

The accompanying notes are an integral part of this unaudited condensed consolidated summary of operations.

NORTEK, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED SUMMARY OF OPERATIONS

Nortek, Inc. (“Nortek”) and all of its wholly owned subsidiaries, collectively the “Company,” is a global, diversified company whose many market-leading brands deliver broad capabilities and a wide array of innovative, technology-driven products and solutions for lifestyle improvement at home and at work. Operating within five reporting segments, the Company manufactures and sells, primarily in the United States, Canada and Europe, a wide variety of products for the remodeling and replacement markets, the residential and commercial new construction markets, the manufactured housing market, and the personal and enterprise computer markets.
The Company operates on a calendar year and for its interim periods operates on a 4-4-5 fiscal calendar, where each fiscal quarter is comprised of two 4-week periods and one 5-week period, with each week ending on a Saturday. The Company's fiscal year always begins on January 1 and ends on December 31. As a result, the Company's first and fourth quarters may have more or less days included than a traditional 4-4-5 fiscal calendar, which consists of 91 days. The three months ended June 30, 2012 ("second quarter of 2012") and July 2, 2011 ("second quarter of 2011") each include 91 days.
The accompanying unaudited condensed consolidated summary of operations reflects the accounts of Nortek and all of its wholly-owned subsidiaries after elimination of intercompany accounts and transactions, without audit and, in the opinion of management, reflect all adjustments of a normal recurring nature necessary for a fair statement of the interim periods presented. Operating results for the second quarter ended June 30, 2012 are not necessarily indicative of the results that may be expected for other interim periods or for the year ending December 31, 2012.
This unaudited condensed consolidated summary of operations should be read in conjunction with the unaudited condensed consolidated financial statements and notes included in the Company's latest quarterly report on Form 10-Q, its audited consolidated financial statements and the related notes included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its latest Current Reports on Form 8-K as filed with the Securities and Exchange Commission.